Exhibit 99.1

Highlands Bankshares, Inc. (OTCBB: HBSI) announces its results of operations for the first quarter of 2007.

Highlands Bankshares’ operations for the first quarter of 2007 produced net income of $1,121,000. This compares to income of $1,004,000 for the first quarter of 2006, an increase of 11.65%. Return on Average Assets (ROAA) for the quarter was 1.24% and Return on Average Equity (ROAE) was 12.00%. This compares to ROAA of 1.21% and ROAE of 11.78% for the same quarter a year ago.

Assets have increased 3.77% from December 31, 2006 to March 31, 2007 and at the end of the quarter totaled $370,772,000. Shareholders’ Equity at March 31, 2007 was $37,865,000.

During the quarter Highlands paid dividends to its shareholders of 25 cents per share.

Commenting on the results, Butch Porter, Highlands’ President and Chief Executive Officer, said, “It is pleasing to again report year over year income growth for Highlands Bankshares.  Increases in our earning assets during the quarter have contributed significantly to our continued success in earnings. In addition, we’ve been able to control operational costs despite our recent growth and this has also had a positive impact on income.”

Highlands Bankshares Inc. operates eleven banking locations in West Virginia and Virginia through its two wholly owned subsidiary banks, The Grant County Bank and Capon Valley Bank, and offers insurance services through its wholly owned subsidiary HBI Life Insurance Company.

Certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.